NEWS RELEASE

For immediate release Tuesday, June 19, 2001

COACHMEN INDUSTRIES NAMES NEW EXECUTIVES

ELKHART, IN - Coachmen Industries, Inc. (NYSE: COA) announced today that Mr. Joseph P. Tomczak, 45, will join the company as Executive Vice President and Chief Financial Officer effective July 2, 2001, and that Mr. William Lenhart, 52, has joined the company as Senior Vice President of Human Resources.

Immediately prior to joining Coachmen, Mr. Tomczak was Chief Financial Officer of Kevco, Inc., a supplier to the manufactured housing and recreational vehicle industries. Previously, he held senior financial positions with Outboard Marine Corporation, Alliant Foodservice, Inc. (formerly Kraft Foodservice, Inc.), Heller International Corporation and American Hospital Supply Corporation. A Certified Public Accountant, Mr. Tomczak received his B.A. from Augustana College and his Masters of Management degree from Northwestern's Kellogg Graduate School of Management.

Mr. Lenhart most recently held the position of Vice President of Human Resources for Svedala Industries, Inc., an international mining and mineral processing equipment manufacturing company. Prior to that, he held senior human resources positions with Arandel Corporation and St. Mary's Medical Center. Mr. Lenhart holds a B.S. in Business Administration from Defiance College.

"We are very pleased to welcome Joe and Bill to our company," said Claire C. Skinner, Chairman, CEO and President. "Joe's broad experience with other publicly-traded manufacturing firms in related industries gives him a ready understanding of the complexities of our operations. Bill's experience will prove valuable in bringing fresh insights to our human resources function, especially in these days of escalating employee benefit costs. Both will serve on our Executive Management Committee, which is composed of seasoned managers with a mix of strong expertise in their respective areas of responsibility, and deep experience in both the recreational vehicle and modular building industries."

"Even during challenging economic periods, our job is to remain focused on our strategic plans that will maximize shareholder value. The background and business experience of our Executive Management Committee, including its newest members, provide Coachmen with the strong leadership required to thrive in the competitive environment we face," Skinner concluded.

Coachmen Industries, Inc. was founded in Middlebury, Indiana in 1964 and serves both the recreational vehicle (RV) and modular housing and building industries. The Company's RV subsidiaries manufacture a variety of recreational vehicles including fold-down camping trailers, travel trailers, fifth wheels and both class A and class C motorhomes. RV manufacturing facilities are located in Indiana, Georgia and Michigan and these products are marketed through a nationwide network of independent dealers. The Company's modular housing and building subsidiaries produce single-family residences, multi-family duplexes and apartments, specialized structures for municipal and commercial use and telecommunications shelters. Manufacturing facilities are located in 12 states. All American Homes, the Company's largest housing subsidiary, is the nation's leading producer of modular homes. Coachmen Industries, Inc. is a publicly held company whose stock is traded on the New York Stock Exchange under the ticker symbol COA.

For more information:
    James O. Baxter, Vice President
    Phone:  219-262-0123 (Elkhart, IN)
    E-mail:  jbaxter@coachmen.com
    Internet Web Site: www.coachmen.com
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